SIXTH SCHEDULE
(Regulation 3(2)(a)
FORM 1

Republic of Mauritius

CERTIFICATE OF INCORPORATION

(section 24 of the Companies Act 2001)

Company No. : 50505
C1/GBL

This is to certify that

FLEXTRONICS TELECOM SYSTEMS LTD

is on and from the **23rd** day of **April 2004**

incorporated as a Private Company limited by shares.

Given under my Hand and Seal of office in

Port Louis, Mauritius on this **23rd** day of **April 2004**

D. Packiry P. Chinien (Mrs)
Registrar of Companies